FOR IMMEDIATE RELEASE

                         OSI'S CEO ANNOUNCES RETIREMENT
            Company Names Interim Chief, Builds on Strong Foundation
                            to Renew Focus on Clients

     ST. LOUIS, September 6, 2002---Today OSI, one of the nation's leading strategic receivables management outsourcing companies, announced that Timothy Beffa is retiring as the company's president and chief executive officer. Chief financial officer Gary Weller has been named interim president and CEO. The change is effective immediately.
     "I am proud of OSI's accomplishments over the last six years," said Beffa, who joined OSI in 1996 and will remain a part-time consultant to the privately held company. "We have successfully transformed the company from a collection of seven acquired, national and regional companies into a fully integrated firm in a short period of time. I now eagerly anticipate retirement, knowing fully that Gary will build on the best practices we have put in place and take the company to its next growth phase-focusing OSI's efforts singularly and diligently on client service and satisfaction."
     Weller, who will maintain his responsibilities as CFO, is grateful for the support and looks forward to getting started. "Tim has served as a leader and role model to everyone at OSI, and he will be missed deeply," Weller said. "I am honored to assume this position and feel fortunate to be surrounded by a group of talented leaders who share my passion for providing complete client service and satisfaction. We are confident this dedicated focus will take OSI to its next phase of growth and performance." A search will be conducted over the next several months to identify a permanent CEO. Weller plans to begin his assignment by holding in-person visits with associates and key customers across the country.
     Beffa, 51, helped the company set new standards for results, relationships, and responsiveness in receivables management by organizing the company into industry-focused sectors and investing in company-wide training and operations programs. In 1999, Mr. Beffa negotiated the receivables management industry's largest private equity transaction - an $800 million purchase of OSI by Madison Dearborn Partners, a Chicago-based private equity firm. Prior to joining OSI, Mr. Beffa served as president and chief operating officer of DIMAC Marketing Corporation, and he was vice president of finance for the international division of Pet Incorporated. Beffa is a graduate of Columbia University's Executive Management Program and holds a bachelor's degree from the University of Missouri.
     Weller, 42, joined OSI in July 1999 as executive vice president and chief financial officer. Previously, he served as CFO for Harbour Group Ltd, a private equity firm located in St. Louis, Mo., and Greenfield Industries, Inc., the nation's largest manufacturer of cutting tools. Weller, a certified public accountant, began his career at Price Waterhouse where he specialized in manufacturing and financial institutions that were acquisition oriented. He holds a bachelor's degree in accounting from Central Missouri State University.
     OSI is a leading business process outsourcing (BPO) firm providing receivables management services, which link a company's cash flow objectives with credit management policies from beginning to end of the credit-to-cash cycle. By improving the revenue cycle, OSI enhances the financial performance of America's leading companies, as well as government entities, healthcare providers, educational institutions and other credit grantors. With industry-specific strategies and services, OSI delivers results that improve the bottom-line through accelerated cash flow, lower operating costs, reduced bad debt expense, and improved customer retention. OSI provides receivables management outsourcing to a blue chip roster of Fortune 500 clients. Headquartered in St. Louis, OSI has more than 9,000 associates in nearly 70 locations across 25 states plus Canada, Mexico, and Puerto Rico. For more information, visit www.osioutsourcing.com.